EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PRESS RELEASE 01-23

Starry Announces Intention to Depart Columbus Market

Boston, Mass. (January 31, 2023) – Starry Group Holdings, Inc. (the “Company” or “Starry”), a licensed fixed wireless technology developer and internet service provider, today announced that it will leave the Columbus, Ohio market after mutual termination of its strategic alliance agreement with its local partner American Electric Power. Starry announced its intention to serve the market in June 2021 and successfully built its fixed wireless network to cover more than 350,000 homes. Starry’s decision to voluntarily leave the market is part of the company’s broader reorganization, as it focuses its resources and investment in its five core urban markets: Boston, New York City, Los Angeles, Denver and Washington, DC.

“Leaving the Columbus market was a difficult decision and one that we did not take lightly,” said Starry Chief Executive Officer, Chet Kanojia. “Every community deserves robust competition and choice among broadband providers and Starry’s goal was to bring a high-quality, affordable option to families across Columbus. I’m proud of what our team built and the impact we’ve made in neighborhoods across Columbus. However, our business is evolving, and given the challenging macroeconomic environment, we’ve had to make some hard choices. The decision to leave Columbus gives us the ability to continue to invest in our five core urban markets and further expand our footprint and customer base within those communities.”

Starry’s market impact included:

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The buildout of network coverage passing 350,000 homes in the Columbus metro area.
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Expansion of Starry’s digital equity program, Starry Connect to nearly 3,000 units of affordable housing in Columbus.
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Hosting more than 700 Affordable Connectivity Program (ACP) education and marketing events in Columbus and more than 600 drops of ACP education materials throughout the community.

Starry’s decommissioning of the market will begin in March and be completed in June. Current Starry subscribers will receive ample notification of their planned service cancellation and will be provided opportunities to switch to broadband providers serving their area. For more information about Starry’s discontinuation of service in Columbus, visit: starry.com/blog.

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About Starry Group Holdings, Inc.

At Starry, we believe the future is built on connectivity and that connecting people and communities to high-speed, broadband internet should be simple and affordable. Using our innovative, wideband hybrid-fiber fixed wireless technology, Starry is deploying gigabit capable broadband to the home without bundles, data caps, or long-term contracts. Starry is a different kind of internet service provider. We’re building a platform for the future by putting our customers first, protecting their privacy, ensuring access to an open and neutral net, and making affordable connectivity and digital equity a priority. Headquartered in Boston, Starry is currently available in Boston, New York City, Los Angeles, Washington, DC, and Denver. To learn more about Starry or to join our team and help us build a better internet, visit: https://starry.com.

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, express or implied forward-looking statements relating to our expectations regarding our strategy, competitive position and opportunities in the marketplace and our anticipated business and financial performance. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Factors that could cause actual results to differ materially from those expressed or implied include our limited remaining available cash, our ability to continue serving our customers in the five markets in which we operate, our ability to remain in compliance with and not in default under our credit facility, our potential inability to timely procure additional financing or other strategic options on favorable terms, or at all, our potential inability to realize the expected benefits of the announced reduction in force and other cost-cutting measures and the risks and uncertainties described in the “Risk Factors” section of our Annual Report on Form 10-K and other filings with the SEC. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required under applicable securities laws.

Media Contact:

Mimi Ryals, Starry

mryals@starry.com

press@starry.com